Exhibit 99.10

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

In addition to historical information, this discussion and analysis contains forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue” or similar words. These forward-looking statements are subject to risks and uncertainties, as more particularly set forth in our filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005, that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.

Overview

We are a real estate investment trust, or REIT, formed under Maryland law. We make investments in real estate primarily by making real estate loans, acquiring real estate loans and acquiring interests in real estate. Our principal business objective is to generate income for distribution to our shareholders from a combination of interest and fees on loans, rents and other income from our interests in real estate.

Our revenues increased 30.5% from $26.1 million for the three months ended September 30, 2005 to $34.1 million for the three months ended September 30, 2006, while our net income available to common shareholders increased 9.4% to $18.4 million for the three months ended September 30, 2006 from $16.8 million for the three months ended September 30, 2005. Our revenues increased 21.1% from $76.8 million for the nine months ended September 30, 2005 to $93.0 million for the nine months ended September 30, 2006, while our net income available to common shareholders increased 9.8% to $54.8 million for the nine months ended September 30, 2006 from $49.9 million for the nine months ended September 30, 2005. Our total assets grew 20.6% to $1.2 billion at September 30, 2006 from $1.0 billion at December 31, 2005. Our real estate loans, net, grew 40.2% from $714.4 million at December 31, 2005 to $1.0 billion at September 30, 2006.

During the nine months ended September 30, 2006, we continued to grow our core business of making mezzanine and bridge loans. We originated, purchased or acquired $669.7 million, in the aggregate, of mezzanine and bridge loans in the nine months ended September 30, 2006 as compared to $351.9 million in the nine months ended September 30, 2005. We were able to fund this additional loan production by obtaining larger and less expensive sources of debt financing in the fourth quarter of 2005 and throughout 2006.

We have been seeking to increase the return on our investments in appropriate cases by increasing our use of debt to leverage our investments while seeking to minimize the cost of this debt. While the unsecured line of credit described below under “Liquidity and Capital Resources” has enabled us to borrow increasing amounts at lower interest rates than those available under our secured lines of credit, we have found that the cost of the funds we borrow under all our lines of credit has been increasing as interest rates generally rise. To further reduce our cost of funds, on November 7, 2006, we issued approximately $1.018 billion of collateralized debt obligations through two newly-formed indirect subsidiaries, RAIT CRE CDO I, Ltd., or the Issuer, and RAIT CRE CDO I, LLC, or the Co-Issuer. The CDO consists of $818.0 million of investment grade notes, and $35.0 million of non-investment grade notes, which were co-issued by the Issuer and the Co-Issuer, and $165.0 million of preferred shares, which were issued by the Issuer. We retained all non-investment grade securities, the preferred shares and the common shares in the Issuer. The Issuer holds assets, consisting primarily of whole loans, subordinate interests in whole loans, mezzanine loans and unconsolidated real estate interests, investments, which serve as collateral for the CDO. The investment grade notes were issued with floating rate coupons with a combined weighted average rate of one-month LIBOR plus 0.657%, including transaction costs. The CDO may be replenished, pursuant to certain ratings agency guidelines relating to credit quality and diversification, with substitute collateral for loans that are repaid during the first five years of the CDO. Thereafter, the CDO securities will be retired in sequential order from senior-most to junior-most as loans are repaid. Proceeds from the sale of the investment grade notes issued were used to repay substantially all outstanding debt under our repurchase agreement, our secured and unsecured lines of credit and the remaining amounts will be used to fund additional investments. See Part II, Item 5 “Other Information” below for the description of this CDO.

Merger with Taberna

On December 11, 2006, Taberna Realty Finance Trust (“Taberna”) merged (the “Merger”) with RT Sub Inc. (“RT Sub”), our newly formed subsidiary, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 8, 2006 among us, Taberna and RT Sub. Taberna became our subsidiary. As a result of the Merger, each Taberna common share was converted into the right to receive 0.5389 of a RAIT common share. We issued an aggregate of 23,904,388 RAIT common shares in the Merger and, immediately following the merger, had 52,145,491 common shares outstanding. As a result of the Merger, each share of RT Sub’s series of nonvoting preferred stock was converted into a Taberna preferred share. The assets of Taberna as of December 11, 2006 consisted primarily of investments in securities and security-related receivables and investments in residential mortgages and mortgage-related receivables.

Liquidity and Capital Resources

The principal sources of our liquidity and capital resources from our commencement in January 1998 through September 30, 2006 were our public offerings of common shares, 7.75% Series A cumulative redeemable preferred shares and 8.375% Series B cumulative redeemable preferred shares. After offering costs and underwriting discounts and commissions, these offerings have allowed us to obtain net offering proceeds of $594.3 million. We expect to continue to rely on offerings of our securities as a principal source of our liquidity and capital resources.

We issued 2,760,000 Series A preferred shares in March and April 2004 for net proceeds of $66.6 million. Our Series A preferred shares accrue cumulative cash dividends at a rate of 7.75% per year of the $25.00 liquidation preference, equivalent to $1.9375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series A preferred shares have no maturity date and we are not required to redeem the Series A preferred shares at any time. We may not redeem the Series A preferred shares before March 19, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after March 19, 2009, we may, at our option, redeem the Series A preferred shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For each of the nine month periods ended September 30, 2006 and 2005, we paid dividends on our Series A preferred shares of $4.0 million, in the aggregate.

We issued 2,258,300 Series B preferred shares in October and November 2004 for net proceeds of $54.4 million. Our Series B preferred shares accrue cumulative cash dividends at a rate of 8.375% per year of the $25.00 liquidation preference, equivalent to $2.09375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series B preferred shares have no maturity date and we are not required to redeem the Series B preferred shares at any time. We may not redeem the Series B preferred shares before October 5, 2009, except in limited circumstances relating to the ownership limitations necessary to preserve our tax qualification as a real estate investment trust. On or after October 5, 2009, we may, at our option, redeem the Series B preferred shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. For each of the nine month periods ended September 30, 2006 and 2005, we paid dividends on our Series B preferred shares of $3.5 million, in the aggregate. Our Series A preferred shares and Series B preferred shares rank on a parity with respect to dividend rights, redemption rights and distributions upon liquidation.

We also maintain liquidity through our repurchase facility, our unsecured line of credit and our secured lines of credit. At September 30, 2006, our repurchase facility provided for $160.0 million of maximum possible borrowings, our unsecured line of credit provided for $335.0 million of maximum possible borrowings (we have the right to request an increase in the unsecured line of up to an additional $15.0 million, to a maximum of $350.0 million, subject to certain pre-defined requirements) and our two secured lines of credit provided for $80.0 million, in the aggregate of maximum possible borrowings.

In October 2006, we obtained a third secured line of credit which has $30.0 million of maximum possible borrowings.

The following are descriptions of our repurchase facility and our unsecured and secured lines of credit at September 30, 2006:

Repurchase Facility

On September 20, 2006 we obtained a $160.0 million repurchase facility, which matures on November 26, 2006. The facility bears interest at a spread of 1.00% over 30-day LIBOR and provides for an advance rate of 75% for assets bearing interest at a fixed rate and 80% for assets bearing interest at a floating rate. The lender has a consent right to the inclusion of investments in this facility, determines periodically the market value of the investments, and has the right to require additional collateral if the estimated market value of the included investments declines. We had no accrued interest and borrowings of $64.6 million at 6.33% under this facility at September 30, 2006.

Unsecured Line Of Credit

We are party to a revolving credit agreement that, as of September 30, 2006, provides for a senior unsecured line of credit, or unsecured line, in an amount up to $335.0 million, with the right to request an increase in the unsecured line of up to a maximum of $350.0 million. Borrowing availability under the unsecured line is based on specified percentages of the value of eligible assets. The unsecured line will terminate on October 24, 2008, unless we extend the term an additional year upon the satisfaction of specified conditions.

Amounts borrowed under the unsecured line bear interest at a rate equal to, at our option:

•	LIBOR (30-day, 60-day, 90-day or 180-day interest periods, at our option) plus an applicable margin of between 1.35% and 1.85% or

•	an alternative base rate equal to the greater of: (i) the prime rate of the bank serving as administrative agent or (ii) the Federal Funds rate plus 50 basis points, plus an applicable margin of between 0% and 0.35%.

The applicable margin is based on the ratio of our total liabilities to total assets which is calculated on a quarterly basis. We are obligated to pay interest only on the amounts borrowed under the unsecured line until the maturity date of the unsecured line. of credit, at which time all principal and any interest remaining unpaid is due. We pay a commitment fee quarterly on the difference between the aggregate amount of the commitments in effect from time to time under the unsecured line and the outstanding balance under the unsecured line. This commitment fee is equal to fifteen basis points (twenty five basis points if this difference is greater than 50% of the amount of the unsecured line of credit) per annum of this difference.

Our ability to borrow under the unsecured line is subject to our ongoing compliance with a number of financial and other covenants, including a covenant that we not pay dividends in excess of 100% of our adjusted earnings, to be calculated on a trailing twelve-month basis, provided however, dividends may be paid to the extent necessary to maintain our status as a real estate investment trust. The unsecured line of credit also contains customary events of default, including a cross default provision. If an event of default occurs, all of our obligations under the unsecured line of credit may be declared immediately due and payable. For events of default relating to insolvency and receivership, all outstanding obligations automatically become due and payable.

In connection with the CDO, we obtained a temporary waiver of a financial covenant under the unsecured line of credit requiring that the our ratio of secured debt to total assets be less than 0.4 to 1.0. This waiver ends on the earlier of December 31, 2006 or the consummation of our proposed merger with Taberna.

At September 30, 2006, we had $335.0 million outstanding under the unsecured line, of which $210.0 million bore interest at 6.98%, $125.0 million bore interest at 7.14%. At November 8, 2006, after closing the CDO described above, we had $20.0 million outstanding under the unsecured line with an additional $5.0 million of availability based upon our eligible assets.

Secured Lines of Credit

At November 8, 2006, after closing the CDO, we had a total of $110.0 million of availability on our three secured lines of credit.

Our first $30.0 million secured line of credit bears interest at either:

•	the 30-day London interbank offered rate, or LIBOR plus 2.25% or

•	the prime rate as published in the “Money Rates” section of The Wall Street Journal, at our election.

Absent any renewal, the line of credit will terminate in October 2007 and any principal then outstanding must be repaid by October 2008. The lender has the right to declare any advance due and payable in full two years after the date of the advance.

Our second $30.0 million secured line of credit (which we obtained in October 2006), bears interest at either:

•	the 30-day London interbank offered rate, or LIBOR plus 2.0% or

•	the prime rate as published in the “Money Rates” section of The Wall Street Journal, at our election.

Absent any renewal, the line of credit will terminate in October 2008.

Our $50.0 million secured line of credit, (which was increased from $25.0 million in February 2006), bears interest at the 30-day LIBOR plus 2.0%. Absent any renewal, the line of credit will terminate in February 2007 and any principal then outstanding must be paid by February 2008.

We also maintain liquidity through the CDO described above.

Our other sources of liquidity and capital resources include principal payments on, refinancings of, and sales of senior participations in loans in our portfolio as well as refinancings and the proceeds of sales and other dispositions of our interests in real estate. These resources aggregated $150.7 million and $475.1 million for the three and nine months ended September 30, 2006, respectively, as compared to $107.0 million and $322.3 million for the three and nine months ended September 30, 2005, respectively.

We also receive funds from a combination of interest and fees on our loans, rents and income from our real estate interests and consulting fees. As required by the Internal Revenue Code, we use this income, to the extent of not less than 90% of our taxable income, to pay distributions to our shareholders. The dividend distribution for the quarters ended September 30, 2006 and 2005 (paid on October 6, 2006 and October 17, 2005, respectively), was $20.3 million and $15.6 million, respectively, of which $20.1 million and $15.5 million, respectively, was in cash and $167,000 and $91,000, respectively, was in additional common shares issued through our dividend reinvestment plan. We also paid $7.6 million of dividends, in the aggregate, on our Series A and Series B preferred shares for both nine month periods ended September 30, 2006 and 2005. We expect to continue to use funds from these sources to meet these needs.

We use our capital resources principally for originating and purchasing loans and acquiring real estate interests. For the three months ended September 30, 2006, we originated or purchased 33 loans in the aggregate amount of $250.8 million, as compared to 22 loans in the aggregate amount of $116.2 million for the three months ended September 30, 2005. For the nine months ended September 30, 2006 we originated 76 loans in the aggregate amount of $667.8 million, as compared to 41 loans in the aggregate amount of $343.9 million for the nine months ended September 30, 2005.

We believe that our existing sources of funds will be adequate for purposes of meeting our liquidity and capital needs. We do not currently experience material difficulties in maintaining and accessing these resources. However, we could encounter difficulties in the future, depending upon the development of conditions in the credit markets and the other risks and uncertainties described in our filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005.

We may also seek to develop other sources of capital, including, without limitation, long-term borrowings, offerings of our warrants and issuances of our debt securities. Our ability to meet our long-term, that is, beyond one year, liquidity and capital resources requirements is subject to obtaining additional debt and equity financing. Any decision by our lenders and investors to enter into such transactions with us will depend upon a number of factors, such as our financial performance, compliance with the terms of our existing credit arrangements, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders’ and investors’ resources and policies concerning the terms under which they make such capital commitments and the relative attractiveness of alternative investment or lending opportunities. In addition, as a REIT, we must distribute at least 90% of our annual taxable income, which limits the amount of cash from operations we can retain to fund our capital needs.

The following schedule summarizes our currently anticipated contractual obligations and commercial commitments as of September 30, 2006:

	Payments due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
Operating leases	$461,237	$914,673	$419,225	$—	$1,795,135
Indebtedness secured by real estate(1)	32,048,000	117,286,124	8,394,421	6,253,409	163,981,954
Repurchase Agreement	64,572,000	—	—	—	64,572,000
Secured line of credit	—	20,000,000	—	—	20,000,000
Unsecured line of credit	—	335,000,000	—	—	335,000,000
Deferred compensation(2)	1,647,268	—	—	—	1,647,268

	$98,728,505	$473,200,797	$8,813,646	$6,253,409	$586,996,357

(1)	Indebtedness secured by real estate consists of senior indebtedness relating to loans, and long-term debt secured by consolidated real estate interests, and liabilities underlying a consolidated real estate interest held for sale.

(2)	Represents amounts due to fund our supplemental executive retirement plan or SERP. See note 10 of our consolidated financial statements, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2005.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements that we believe have had, or are reasonably likely to have, a current or future effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources, that is material to investors.

Critical Accounting Policies, Judgments and Estimates

Refer to our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of our critical accounting policies. During the three and nine months ended September 30, 2006, there were no material changes to these policies, except for the update described below.

Reserve for Loan Losses. We had a reserve for loan losses of $226,000 at September 30, 2006 and 2005. This reserve is a general reserve and is not related to any individual loan or to an anticipated loss. In accordance with our policy, we determined that this reserve was adequate as of September 30, 2006, based upon our credit analysis of each of the loans in our portfolio. If that analysis were to change, we may be required to increase our reserve, and such an increase, depending upon the particular circumstances, could be substantial. Any increase in reserves will constitute a charge against income. We will continue to analyze the adequacy of this reserve on a quarterly basis.

During the three and nine months ended September 30, 2006 and 2005, the loans in our portfolio performed in accordance with their terms.

Results of Operations

Interest Income. Interest income is comprised primarily of interest accrued on our loans. In addition, certain of our loans provide for additional interest payable to us based on the operating cash flow or appreciation in value of the underlying real estate. We recognize this additional interest or “accretable yield” over the remaining life of the loan, such that the return yielded by the loan remains at a constant level for its remaining life. Our interest income was $24.7 million for the three months ended September 30, 2006 compared to $20.9 million for the three months ended September 30, 2005. The $3.8 million increase was primarily due to the following:

•	an additional $15.1 million of interest accruing on 116 loans totaling $795.9 million originated between October 1, 2005 and September 30, 2006, partially offset by a $6.4 million reduction of interest due to the repayment of 38 loans totaling $277.8 million during the same period,

•	a decrease of $5.1 million in accretable yield included in our interest income from the three months ended September 30, 2005 to the same period in 2006.

Our interest income was $66.7 million for the nine months ended September 30, 2006 compared to $59.5 million for the nine months ended September 30, 2005. The $7.2 million increase was primarily due to the following:

•	an additional $40.1 million of interest accruing on 135 loans totaling $999.8 million originated between January 1, 2005 and September 30, 2006, partially offset by a $22.2 million reduction of interest due to the repayment of 65 loans totaling $388.1 million during the same period,

•	a decrease of $11.0 million in accretable yield included in our interest income from the nine months ended September 30, 2005 to the same period in 2006.

Rental Income. We received rental income of $2.8 million and $9.6 million for the three and nine months ended September 30, 2006, respectively, compared to $3.0 million and $9.2 million for the three and nine months ended September 30, 2005, respectively. The $400,000 increase from the nine months ended September 30, 2005 to the corresponding period in 2006 was primarily the result of one property’s annual reconciliation of amounts due from a major tenant for the portion of property operations expenses for which they are financially responsible, pursuant to their lease.

Fee Income and Other. Revenues generated by our wholly owned subsidiary, RAIT Capital Corp d/b/a Pinnacle Capital Group, are generally reported in this income category. Pinnacle provides, or arranges for another lender to provide, first-lien conduit loans to our borrowers. This service often assists us in offering the borrower a complete financing package, including our mezzanine or bridge financing. Where we have made a bridge loan to a borrower, we may be able to assist our borrower in refinancing our bridge loan, for which we will earn related fee income through Pinnacle. We also include financial consulting fees in this income category. Financial consulting fees are generally negotiated on a transaction by transaction basis and, as a result, the sources of such fees for any particular period are not generally indicative of future sources and amounts. We earned fee and other income of $3.8 million and $11.7 million for the three and nine months ended September 30, 2006, respectively, as compared to $1.0 million and $4.0 million earned in the three and nine months ended September 30, 2005, respectively. Consulting fees included in fee and other income were $913,000 and $4.5 million for the three and nine months ended September 30, 2006, respectively, and were $0 and $500,000 for the three and nine months ended September 30, 2005, respectively. Revenue generated by Pinnacle included in fee and other income was $1.8 million and $5.8 million for the three and nine months ended September 30, 2006, respectively, and was $905,000 and $3.2 million for the three and nine months ended September 30, 2005, respectively. We expect to generate fee income from the CDO described above from our role as collateral manager and services with respect to the collateral.

Investment Income. We derived our investment income from the return on our unconsolidated real estate interests. We received investment income of $2.8 million for the three months ended September 30, 2006, compared to $1.3 million for the three months ended September 30, 2005. The $1.5 million increase from the three months ended September 30, 2005 to the corresponding period in 2006 was primarily due to one of our appreciation interests.

We received investment income of $5.1 million for the nine months ended September 30, 2006, compared to $4.2 million for the nine months ended September 30, 2005. The $900,000 increase in investment income from the nine months ended September 30, 2005 to the corresponding period in 2006 was primarily due to one of our appreciation interests partially offset by the repayment of two unconsolidated real estate interests, in accordance with their agreed upon terms.

Interest Expense. Interest expense consists of interest payments made on senior indebtedness relating to loans, long term debt secured by consolidated real estate interests and interest payments made on our unsecured and secured lines of credit. We anticipate our interest expense will increase as we increase our use of leverage to both fund and enhance our return on our investments. Interest expense was $8.2 million and $20.5 million for the three and nine months ended September 30, 2006, respectively as compared to $3.6 million and $8.5 million for the three and nine months ended September 30, 2005, respectively. The increases in interest expense from the three and nine months ended September 30, 2005 to the corresponding periods in 2006 were attributable to the establishment, in the fourth quarter of 2005, and utilization throughout 2006 of our $335.0 million unsecured line of credit and $160.0 million repurchase facility.

Property Operating Expenses; Depreciation and Amortization. Property operating expenses were $1.8 for both the three months ended September 30, 2006 and 2005. Depreciation and amortization was $307,000 for the three months ended September 30, 2006 as compared to $300,000 for the three months ended September 30, 2005. Property operating expenses were $5.5 million for the nine months ended September 30, 2006 as compared to $5.3 million for the nine months ended September 30, 2005. Depreciation and amortization was $917,000 for the nine months ended September 30, 2006 as compared to $891,000 for the nine months ended September 30, 2005. Included in property operating expenses are management fees paid to Brandywine Construction & Management, Inc., an affiliate of the spouse of our chairman and chief executive officer, for providing real estate management services for the real estate underlying our real estate interests. Brandywine provided real estate management services to three and four properties underlying our consolidated real estate interests at September 30, 2006 and 2005. We paid management fees of $39,000 and $107,000 to Brandywine for the three and nine months ended September 30, 2006, respectively. We paid management fees of $131,000 and $401,000 to Brandywine for the three and nine months ended September 30, 2005, respectively. In addition, at September 30, 2006 and 2005, Brandywine provided real estate management services for real estate underlying six and seven of our unconsolidated real estate interests (whose results of operations are not included in our consolidated financial statements). We anticipate that we will continue to use Brandywine to provide real estate management services.

Salaries and Related Benefits; General and Administrative Expense. Salaries and related benefits were $1.9 million and $5.6 million for the three and nine months ended September 30, 2006, respectively, as compared to $1.4 million and $3.9 million for the three and nine months ended September 30, 2005, respectively. General and administrative expenses were $1.1 million and $3.2 million for the three and nine months ended September 30, 2006, respectively.

Included in general and administrative expense is rental expense relating to our downtown Philadelphia office space. We sublease from The Bancorp, Inc., a portion of this space pursuant to an operating leases that provide for annual rentals based upon the amount of square footage we occupy. The sub-lease expires in August 2010 and contains two five-year renewal options. We paid rent to Bancorp in the amount of $101,000 and $78,000 the three months ended September 30, 2006 and 2005, respectively. We paid rent to Bancorp in the amount of $269,000 and $217,000 the nine months ended September 30, 2006 and 2005, respectively. Also included in general and administrative expenses is $19,500 and $15,000 that we paid in the three month periods ended September 30, 2006 and 2005 to Bancorp for technical support services provided to us. Our relationship with Bancorp is described in note 12 to our consolidated financial statements.

Non-operating interest income. We derived our non-operating interest income primarily from interest earned on cash held in bank accounts. Our non-operating interest income for the three and nine months ended September 30, 2006 were $291,000 and $943,000, respectively. For the three and nine months ended September 30, 2005, our non-operating interest income was $63,000 and $297,000, respectively. The increase is primarily due to higher average cash balances and higher average interest rates in 2006 compared to the corresponding periods in 2005.

Gain from discontinued operations. As of October 3, 2005, we classified as “held for sale” one of our consolidated real estate interests, consisting of an 89% general partnership interest in a limited partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of office/retail space. As of March 31, 2006 we classified as “held for sale” another consolidated real estate interest consisting of a 110,421 square foot shopping center in Norcross, Georgia. As of May 11, 2006, we classified as “held for sale” a consolidated real estate interest consisting of a 216-unit apartment complex and clubhouse in Watervliet, New York. As of November 7, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 44,517 square foot office building in Rockville, Maryland. The results of operations attributable to these interests have been reclassified, for all periods presented, to “discontinued operations”. Additionally, depreciation expense was no longer recorded for these assets once they were classified as “held for sale”.

In September 2001, we provided mezzanine financing to the owner of a 78,746 square foot retail shopping center in Chester, South Carolina. In 2002, the Company purchased the existing first mortgage on the property. Both loans, totaling $3.1 million, matured in 2003, but were not repaid at that time. The underlying loan documents provided control of the rents at the property, and the property owner (the borrower under the loan), was responsible for paying the operating expenses of the property, thus providing for cash flow from the property in amounts sufficient to keep the interest payments on both loans current through early 2006, when we initiated foreclosure proceedings. A court order granted physical control of the property effective July 1, 2006, at which time we hired a local property manager to handle the day-to-day operations of the property. Also at that time, we determined that the entity that owned the property (the borrower under the our loans), was a variable interest entity of which the Company was the primary beneficiary, due to the likelihood that from that point forward the company would be absorbing the majority of the property’s expected losses, as defined in FIN 46(R). Accordingly, as of July 1, 2006 the accounts of the variable interest entity that owned the property were included in our consolidated financial statements. As of August 2, 2006, we classified as “held for sale” this consolidated real estate interest as a result of our intention to sell the property.

The following is a summary of the aggregate results of operations of our investments which were classified as “held for sale” for the three and nine months ended September 30, 2006 and 2005, which have been reclassified to discontinued operations in our consolidated statements of income for all periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Rental income	$462,463	$5,323,522	$7,558,979	$14,068,368
Less:
Operating expenses	190,644	2,165,235	3,869,928	6,540,561
Interest expense	103,272	1,076,063	1,832,775	3,215,213
Depreciation and amortization	79,332	880,475	414,702	2,401,855

Income from discontinued operations	$89,215	$1,201,749	$1,441,574	$1,910,739

We sold the Philadelphia, Pennsylvania office building in May 2006 for approximately $74.0 million. The Norcross, Georgia shopping center and the Watervliet, New York apartment complex were both sold in June 2006 for $13.0 million and $11.0 million, respectively. We recognized a net gain of $2.8 million on the sale of these interests. We sold the Chester, South Carolina shopping center in November 2006 for approximately $3.4 million. There was no gain or loss in the sale of this property. We sold the Rockville, Maryland office building in December 2006 for $13.0 million and expect to recognize an approximate gain of $1.7 million on the sale of this interest.